                                                                Exhibit 99.1


W. Phillip Marcum                                 Philip Bourdillon/Gene Heller
Chairman and CEO                                  Silverman Heller Associates
303-785-8080                                      310-208-2550

                          METRETEK TECHNOLOGIES REPORTS
                           FIRST-QUARTER 2005 RESULTS


DENVER - MAY 16, 2005 - For the three months ended March 31, 2005, METRETEK TECHNOLOGIES, INC. (OTCBB: MTEK) reported revenues of $7.8 million and income from continuing operations of $22,000, or $0.00 per share on 12,733,632 diluted weighted average common shares outstanding. In the comparable period a year ago, the Company reported revenues of $8.4 million and income from continuing operations of $339,000, or $0.01 per share on 6,815,957 diluted weighted average common shares outstanding. Including losses on discontinued operations, the first-quarter 2005 net loss was $278,000, compared to the first-quarter 2004 net income of $4,000.

The increase in weighted average common shares outstanding reflects several equity transactions completed in 2004, including a private placement of approximately 3.5 million shares of common stock, related transactions that resulted in the conversion of 2,750 shares of preferred stock to 1.4 million shares of common stock, and the acquisition of the outstanding minority shareholder interest in the Company's PowerSecure subsidiary via the issuance of 950,000 shares of common stock.

According to W. Phillip Marcum, president and chief executive officer, "While revenues and net income decreased slightly from the prior year, we remain very pleased with the overall progress of all of our business operations. As we have noted in the past," said Marcum, "significant quarterly revenue fluctuations are inherent in the Company's operations, particularly within its PowerSecure subsidiary. Overall, we remain very much on track to meet our guidance estimates and we are reaffirming our guidance for 2005."

As previously stated, 2005 revenues are expected to be in the range of $41 million to $42 million, with net income of approximately $3.0 million, or approximately $0.25 per basic share.

The decrease in consolidated revenues stems from lower revenues at both Metretek Florida and PowerSecure, partially offset by slightly higher revenues at Southern Flow due primarily to higher natural gas prices. "Lower revenues at Metretek Florida ($644,000 compared to $875,000 a year ago) reflect shipments that were deferred to the second quarter due to delays related to the transition of production activities from internal to external contract manufacturers," said Marcum. "The decrease in PowerSecure revenues, to $3.8 million from $4.2 million a year ago, is attributable to normal quarterly fluctuations, typically resulting from project timelines and the timing of revenue recognition on larger turnkey distributed generation projects."

The purchaser of Metretek Florida's contract manufacturing business, which the Company discontinued in the third quarter of 2004, recently notified the Company that it intends to terminate operations of the acquired business. As a result of this development, the Company conducted a preliminary review of its provisions related to disposal of the discontinued manufacturing operation. Based upon this analysis, the Company's first quarter 2005 results include an additional $300,000 non-cash charge for losses that are expected to be incurred on the disposal of remaining assets of the discontinued operation.

Adjusted EBITDA:
Adjusted EBITDA for the three months ended March 31, 2005 was $378,000, compared to $636,000 for the three months ended March 31, 2004, a $258,000 decrease. As computed by the Company, adjusted EBITDA is a non-GAAP financial measure (as such term is defined by the Securities and Exchange Commission) computed as income from continuing operations before interest and finance charges, income taxes, depreciation and amortization, and minority interest.

By eliminating certain expenses not necessarily indicative of the results of the Company's core operations, management believes that adjusted EBITDA offers a useful tool to measure and monitor the Company's operating performance, and provides meaningful information to investors in terms of enhancing their understanding of the Company's core operating performance and results. Adjusted EBITDA is also used by management to assist in planning and forecasting future operations. However, adjusted EBITDA as defined by the Company may not be directly comparable to similarly defined measures as reported by other companies. Adjusted EBITDA should be considered only as a supplement to, and not as a substitute for or in isolation from, other measures of financial performance and liquidity reported in accordance with generally accepted accounting principles ("GAAP"), such as net income.

Conference Call and Webcast:
At 2:30 p.m. MDT (4:30 p.m. EDT) today, May 16, the Company will hold a teleconference to discuss the financial results and future plans and prospects. To participate in the teleconference, please call 800-291-8929 (or 706-634-0478 for international callers) approximately 10 minutes prior to the start time and indicate that you are dialing in to the Metretek Technologies conference call.

This call is being Webcast and can be accessed live via the Internet at the Company's website, www.metretek.com; to access the call, click on the "Investor Info" button and then click on the icon for the "2005 first-quarter results teleconference." The Webcast player will open following completion of a brief registration process. The Webcast will also be available at www.FullDisclosure.com. To access the call, type in Metretek's stock symbol, MTEK, in the top right corner of the FullDisclosure home page to be taken to the Company's webcast page. These websites will host an archive of the teleconference. Additionally, a playback of the call will be available for 48 hours beginning at 5:30 p.m. MDT on May 16; you may access the playback by calling 800-642-1687 (or for international callers 706-645-9291) and providing Conference ID number 6168811.

About Metretek Technologies:
Metretek Technologies, Inc. through its subsidiaries -- Southern Flow Companies, Inc.; PowerSecure, Inc.; and Metretek, Incorporated (Metretek Florida) -- is a diversified provider of energy measurement products, services and data management systems to industrial and commercial users and suppliers of natural gas and electricity.

Safe-Harbor Statement:
All forward-looking statements contained in this press release are made within the meaning of and under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical facts, including but not limited to statements regarding the business prospects for the Company and its subsidiaries; the outlook for consolidated revenues and earnings in 2005; the amount the Company expects to recover from the assets of its discontinued operations; and all other statements concerning the plans, intentions, expectations, projections, hopes, beliefs, objectives, goals and strategies of management, such as statements about future earnings, revenues, and other future financial and non-financial items, performance or events; statements about proposed products, services, technologies or businesses; statements about raising additional capital; and statements of assumptions underlying any of the foregoing. Forward-looking statements are not guarantees of future performance or events and are subject to a number of known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed, projected or implied by such forward-looking statements. Important risks, uncertainties and other factors include, but are not limited to, the Company's ability to obtain sufficient capital and liquidity on favorable terms to meet its operating, working capital and debt service requirements and other capital commitments and contingencies and to fund the growth of its business; the effects of pending and future litigation, claims and disputes and the resolution thereof; the timely and successful development, production and market acceptance of new and enhanced products, services and technologies of the Company; the markets for the products and services of Metretek Florida, and management's expectations of any strengthening thereof; the effects of competition in the Company's markets, including the introduction of competing products, services and technologies; customer and industry demand and preferences and purchasing patterns; the Company's ability to attract, retain and motivate key personnel; the ability of the Company to secure and maintain key contracts, relationships and alliances and to make successful acquisitions; changes in the energy industry generally and in the natural gas and electricity industries in particular; general economic, market and business conditions; the effects of international conflicts and terrorism; and other factors identified from time to time in the Company's reports and filings with the Securities and Exchange Commission, including but not limited to the Company's Form 10-K and subsequently filed reports. Accordingly, there can be no assurance that the results expressed, projected or implied by any forward looking statements will be achieved, and readers are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof and are based on the current plans, goals, objectives, strategies, intentions, expectations and assumptions of, and the information currently available to, management. The Company assumes no duty or obligation to update or revise any forward-looking statements for any reason, whether as the result of changes in expectations, new information, future events, conditions or circumstances or otherwise.



                            (financial tables follow)

                           METRETEK TECHNOLOGIES, INC.

          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

                                                          First Quarter Ended
                                                               March 31,
                                                       2005                 2004
                                                   ------------         ------------
Total revenues                                     $  7,810,637         $  8,414,310
Total costs and expenses                              8,261,572            8,357,153
                                                   ------------         ------------
Operating income (loss)                                (450,935)              57,157
Minority interest                                       (71,124)             (74,510)
Income taxes                                            (13,285)             (11,955)
Equity income                                           557,255              368,419
                                                   ------------         ------------
Income from continuing operations                        21,911              339,111
Loss on discontinued operations                        (300,000)            (334,786)
                                                   ------------         ------------
Net income (loss)                                  $   (278,089)        $      4,325
                                                   ============         ============

BASIC EARNINGS (LOSS) PER COMMON SHARE:
      Income from continuing operations            $       0.00         $       0.01
      Loss from discontinued operations                   (0.02)               (0.05)
                                                   ------------         ------------
      Income (loss) per common share               $      (0.02)        $      (0.04)
                                                   ============         ============

DILUTED EARNINGS (LOSS) PER COMMON SHARE:
      Income from continuing operations            $       0.00         $       0.01
      Loss from discontinued operations                   (0.02)               (0.05)
                                                   ------------         ------------
      Income (loss) per common share               $      (0.02)        $      (0.04)
                                                   ============         ============

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING,
      BASIC                                          12,194,720            6,111,945
                                                   ============         ============
      DILUTED                                        12,733,632            6,815,957
                                                   ============         ============

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

                                                              March 31,         December 31,
                                                                2005               2004
                                                             -----------        -----------
Total current assets                                         $12,587,944        $15,394,937
Property, plant and equipment, net                             3,110,407          2,737,130
Total other assets                                            11,860,944         12,078,849
                                                             -----------        -----------

Total assets                                                 $27,559,295        $30,210,916
                                                             ===========        ===========

Total current liabilities                                    $ 8,858,502        $10,278,052
Long-term notes payable and capital lease obligations          5,141,011          6,082,159
Liabilities of discontinued operations                           692,973            843,649
Minority interest in subsidiaries                                105,792             89,792
Total stockholders' equity                                    12,761,017         12,917,264
                                                             -----------        -----------

Total liabilities and stockholders' equity                   $27,559,295        $30,210,916
                                                             ===========        ===========

                                    - more -

                           METRETEK TECHNOLOGIES, INC.


                 RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME


In accordance with Regulation G, set forth below is a reconciliation of adjusted EBITDA, a non-GAAP financial measure, to income from continuing operations, its most directly comparable financial measure computed in accordance with GAAP.

                                                  First Quarter Ended
                                                        March 31,
                                                2005                2004
                                              --------            --------
Income from continuing operations             $ 21,911            $339,111
Add back:
     Interest and finance charges              147,198              80,189
     Income taxes                               13,285              11,955
     Depreciation and amortization             124,441             129,955
     Minority interest                          71,124              74,510
                                              --------            --------
Adjusted EBITDA                               $377,959            $635,720
                                              ========            ========



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